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                                                                 Exhibit 99.3

December 9, 1999


Board of Directors
Worldtalk Communications Corporation
5155 Old Ironsides Drive
Santa Clara, CA 95054


Gentlemen:


     The undersigned hereby consents to the inclusion of its letter, dated November 18, 1999, addressed to you in the registration statement on Form S-4 (the "Registration Statement") filed by Tumbleweed Communications Corp., a Delaware corporation ("Tumbleweed"), related to the offer and sale of shares of Tumbleweed common stock contemplated by the Agreement and Plan of Merger, dated as of November 18, 1999, by and among Tumbleweed, Worldtalk Communications Corporation, a Delaware corporation, and a wholly owned subsidiary of Tumbleweed, and to the references to our firm in the proxy statement/prospectus forming a part of the Registration Statement. In giving such consent, the undersigned does not thereby admit that it is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


Very truly yours,




VOLPE BROWN WHELAN & COMPANY, LLC


By: /s/ Steven D. Piper
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